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                            EXHIBIT 6 TO SCHEDULE 13D

                     AMENDMENT NO. 2 TO GOVERNANCE AGREEMENT

         THIS AMENDMENT TO GOVERNANCE AGREEMENT ("Amendment") is entered into as of September 8, 1998 by and between Affymetrix, Inc. (the "Company") and Glaxo Wellcome PLC ("Glaxo Wellcome"). Capitalized terms not otherwise defined in this Amendment have the meaning given them in that certain Governance Agreement (the "Governance Agreement") dated as of July 6, 1995, by and between Affymetrix, Inc. and Glaxo Wellcome.

                                    RECITALS

         A. The Company and Glaxo Wellcome constitute all of the parties to the Governance Agreement. The parties entered into an Amendment to Governance Agreement, dated as of April 14, 1998, by and between the Company and Glaxo Wellcome, and accepted and agreed to by Glaxo Wellcome Americas, Inc. ("GWAI"). Such amendment is hereinafter referred to as "Amendment No. 1."

         B. The Company, Glaxo Wellcome and GWAI desire to make the amendments described herein to the Governance Agreement, as amended by Amendment No. 1.

         NOW THEREFORE, in consideration of the mutual promises and covenants described below, the Company and Glaxo Wellcome hereby agree as follows:

         1. Paragraph 1 of the Governance Agreement shall be amended and restated to read in full as follows:

                  "So long as GLAXO WELLCOME or any of its subsidiaries, including, but not limited to, GWAI (collectively, "GW") together own, or are part of a group that owns, (a) a majority of the outstanding AFFYMETRIX voting shares, GW (or such group) will have the right to designate five out of nine AFFYMETRIX directors, (b) less than a majority but greater than 35% of the outstanding AFFYMETRIX voting shares, GW (or such group) will have the right to designate four out of nine AFFYMETRIX directors, (c) less than a 35% but greater than 25% of the outstanding AFFYMETRIX voting shares, GW (or such group) will have the right to designate three out of nine AFFYMETRIX directors, (d) less than 25% but more than 15% of the outstanding AFFYMETRIX voting shares, GW (or such group) will have the right to designate two out of nine AFFYMETRIX directors and (e) less than 15% but more than 5% of the outstanding AFFYMETRIX voting shares, GW (or such group) will have the right to designate one out of nine AFFYMETRIX directors, in each case such designations to be included as part of the management slate to be recommended to the shareholders for election at each annual meeting of shareholders subsequent to 1995. For purposes of determining the percentage of outstanding voting shares held by GW (or such group), shares of Series AA Preferred Stock held by GW shall not be counted; PROVIDED HOWEVER, that upon conversion of the shares of Series AA Preferred Stock owned by GW into shares of Common Stock, such shares of Common Stock shall be counted for purposes of determining the percentage of outstanding voting shares held by


                                 Page 92 of 102

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                  GW (or such group). All discretionary proxies will be voted in favor of such nominees. GW (or such group) will otherwise vote its shares, or give its proxy to vote its shares, for the other nominees on the slate of directors recommended to the shareholders. In the event the Company increased the number of directors to more than nine, or decreases the number of directors to less than nine, the number of directors that GW shall have the right to nominate shall be consistent with the percentage of directors GW has the right to nominate pursuant to Section 1 hereof; provided that, the number of directors determined thereby shall be rounded down to the nearest whole number of directors."

         2. The parties further agree that the Company shall call a special meeting of its shareholders as soon as practicable after receiving from GW a written request that such a meeting be held; provided however, that the requirements contained in this sentence shall terminate on the date on which GW holds less than 10% of the outstanding voting shares of the Company. In addition, the Company agrees that within sixty days after the date of the Company's reincorporation into Delaware (the "Reincorporation"), it will amend its bylaws to provide that special meetings of the stockholders may be called by any holder of Series AA Preferred Stock that holds at least ten percent (10%) of the voting stock of the Company (including Series AA Preferred Stock and Common Stock).

         3. The parties agree that GW will not become an Interested Stockholder for purposes of Section 203 of the Delaware Corporation Law as a result of the Reincorporation.

         4. The rights of GW and obligations of the Company to nominate directors of the Company under this Section 3 are subject to the terms and conditions contained in Section 1 hereof.

         5. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         6. This Amendment shall be governed by and construed under the laws of the State of California as applied to agreements entered into solely between residents of and to be performed entirely within such state.

         7. The Governance Agreement, Amendment No. 1 and this Amendment constitute the entire agreement between the parties hereto pertaining to the subject matter thereof and hereof.


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         IN WITNESS WHEREOF, the undersigned have executed this Amendment to
Governance Agreement as of the day and year first above written.



AFFYMETRIX, INC.                            GLAXO WELLCOME PLC



By:        /s/                              By:    /s/    J.D. COOMBE
      ------------------------------              -----------------------------

      Title:  President/CEO                      Title:  Director




AGREED TO AND ACCEPTED BY:

GLAXO WELLCOME AMERICAS INC.



By:          /s/   ROBERT A. INGRAM
      ------------------------------
         Title:  Executive Vice President





















                       SIGNATURE PAGE TO AFFYMETRIX, INC.
                        AMENDMENT TO GOVERNANCE AGREEMENT




                                 Page 94 of 102